Exhibit 10.10

TPG PACE ENERGY HOLDINGS CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

(Effective as of June 28, 2018)

This Non-Employee Director Compensation Summary applies to members of the Board of Directors (the “Board”) of TPG Pace Energy Holdings Corp. (the “Company”) who are not employees of (i) the Company or any of its subsidiaries or (ii) investment funds affiliated with or managed by EnerVest, Ltd. (“Non-Employee Directors”).

Annual Retainers:

•	$50,000 base retainer

•	$15,000 supplemental retainer for audit committee chair

•	$10,000 supplemental retainer for compensation committee chair

•	$5,000 supplemental retainer for audit committee members other than the audit committee chair

•	$10,000 supplemental retainer for lead independent director

•	All annual retainers are paid in cash in arrears in substantially equal quarterly installments within 10 days following the last day of each calendar quarter (the “Quarterly Payment Date”).

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Base retainers are pro-rated for any partial calendar quarter in which a Non-Employee Director serves on the Board. In addition, supplemental retainers are pro-rated for any partial calendar quarter in which a Non-Employee Director serves as the chair or a member of the audit committee. Any pro-rated portion of a base retainer or supplemental retainer for any calendar quarter is paid on the next regularly scheduled Quarterly Payment Date.

Travel Costs:

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Each Non-Employee Director is reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees. Each Non-Employee Director must provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.

Equity Awards:

•	Each Non-Employee Director receives an annual equity award in the form of restricted stock units (“RSUs”) with a grant date value equal to $110,000.

•	Each Non-Employee Director receives a one-time equity award in the form of RSUs with a grant date value equal to $110,000 upon such Non-Employee Director’s appointment to the Board.

•	Each equity award vests in full on the first anniversary of the date of grant, subject to the applicable Non-Employee Director’s continued service on the Board.

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Non-Employee Directors will have the option to defer settlement of RSUs until the earlier of (i) the date on which such Non-Employee Director ceases to serve on the Board or (ii) the consummation of a change in control of the Company.

•	Each equity award is subject to the terms and conditions of the Company’s Long Term Incentive Plan and the award agreement pursuant to which the award is granted.

Share Ownership Guidelines:

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Within five years of a Non-Employee Director’s appointment to the Board, such Non-Employee Director shall hold shares of the Company with a fair market value equal to five times such Non-Employee Director’s annual retainer amount.

Amendments:

•	This summary may be amended by the Company at any time and from time to time without the consent of any Non-Employee Director.